Exhibit 99.3

[FELDMAN LETTERHEAD]

CONSENT OF FELDMAN FINANCIAL ADVISORS, INC.

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-4 and related amendments thereto (collectively, the “Form S-4”) of National General Holdings Corp. (“National General”) as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report, dated as of September 25, 2015, of Standard Mutual Insurance Company included in the Form S-4 filed by National General with the SEC. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the SEC thereunder.

/s/ FELDMAN FINANCIAL ADVISORS, INC.
FELDMAN FINANCIAL ADVISORS, INC.

Washington, D.C.

March 3, 2016